UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

April 29, 2012

Date of Report (Date of earliest event reported)

SUNOCO, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	1-6841	23-1743282
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1818 Market Street, Suite 1500 Philadelphia, PA		19103-3615
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (215) 977-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Sunoco, Inc. (the “Company”) previously announced that, effective May 3, 2012, Lynn L. Elsenhans (“Executive”), the Company’s Executive Chairman of the Board of Directors (the “Board”) and the former Chief Executive Officer of the Company, would resign from the Board and all other positions with the Company and its subsidiaries. On April 29, 2012, the Company and Executive entered into a Termination Agreement (the “Termination Agreement”) that sets forth their mutual agreement as to the terms and conditions of Executive’s resignation. Below is a description of the material terms of the Termination Agreement. The description below is qualified in its entirety by reference to the Termination Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated into this Form 8-K by reference.

Effect of Resignation	Executive will resign from all positions with the Company and its subsidiaries and will not stand for re-election to the Board at the Company’s May 3, 2012 Annual Meeting of Stockholders.

Accrued Obligations	In accordance with applicable law and the terms of the Company’s benefit plans, Executive will receive compensation with respect to accrued vacation and accrued benefits under the Company’s retirement plans and deferred compensation plans.

Severance	Under the terms of the Company’s executive severance plan, (1) Executive will receive approximately $6 million of severance, less applicable tax withholdings, payable in twenty-four equal monthly installments (provided that the first six installments will be aggregated and paid on the six-month anniversary of the resignation date), (2) Executive will be eligible for coverage under the Company’s medical insurance program until the two-year anniversary of Executive’s resignation date, subject to Executive’s payment of the portion of the insurance premiums not paid by the Company, and, following such two-year period, Executive will be eligible for coverage under the Company’s medical insurance program, subject to Executive’s compliance with the enrollment requirements and payment of all premiums and (3) Executive is entitled to outplacement services having a value not in excess of $30,000.

Restrictive Covenants Consideration

In exchange for Executive’s agreement to the restrictive covenants described below and in recognition of Executive’s service to the Company and her contributions to positioning the Company for a sale:

•        The Termination Agreement provides for the accelerated vesting of a portion of Executive’s outstanding equity awards on a basis generally designed to give Executive credit for service through Executive’s resignation date. The accelerated vesting applies to (1) options to purchase 78,800 Company shares, (2) 145,101 Company share units (including associated dividend equivalent rights of $268,818) and (3) 36,819 Sunoco Logistics Partners L.P. (“SXL”) share units (including associated dividend equivalent rights of $60,260). Executive may not transfer Company shares or SXL units received pursuant to clauses (2) and (3) (except to satisfy applicable tax withholdings) until the earlier of (x) the six-month anniversary of Executive’s resignation date and (y) the occurrence of a change in control of the Company (including consummation of the proposed transaction with Energy Transfer Partners, L.P.). The acceleration of equity awards described in this bullet is subject to payment of applicable tax withholdings.

•        If a change in control of the Company (including consummation of the proposed transaction with Energy Transfer Partners, L.P.) occurs on or prior to the one-year anniversary of Executive’s resignation date, Executive will be entitled to receive a lump sum cash payment, less applicable tax withholdings, equal to the sum of (1) approximately $6.3 million and (2) the product obtained by multiplying 216,054 by the closing price of Company shares on the New York Stock Exchange on the last full trading session prior to the consummation of the change in control. This additional payment represents amounts that Executive would have earned had she remained employed with the Company through the occurrence of a change in control and thereafter experienced a qualifying termination of employment.

•        Executive will remain entitled to a gross-up for excise taxes on excess parachute payments, subject to a 10% “cut-back” (i.e., change of control payments will be reduced below the 280G safe harbor if the total payments are less than 10% in excess of the 280G safe harbor). The Company previously agreed to provide Executive with this protection when the Company hired Executive in August 2008.

•        Executive’s vested options to purchase Company shares (including those options that vest under the terms of the Termination Agreement) will remain outstanding until the earlier of (1) the one-year anniversary of Executive’s resignation date, and (2) the ten-year anniversary of the applicable grant date.

Restrictive Covenants	Executive has agreed not to disclose confidential Company information. In addition, during the two-year period following Executive’s resignation date, Executive will not (1) compete with the Company, (2) solicit or hire Company employees, or (3) induce or attempt to induce any customer (whether former or current), supplier, licensee or other business relation of the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee or business relation, on the one hand, and the Company, on the other hand.

Release	In order to receive the benefits described above under “Severance” and “Restrictive Covenants Consideration,” Executive must execute a release of claims with respect to the Company.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Exhibit Number	Description

10.1	Termination Agreement by and between Sunoco, Inc., and Lynn L. Elsenhans, dated April 29, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO, INC.

Dated: May 3, 2012	By:	/s/ Joseph P. Krott
	Name:	Joseph P. Krott
	Title:	Comptroller
(Principal Accounting Officer)

Exhibit Index

Exhibit Number	Description

10.1	Termination Agreement by and between Sunoco, Inc., and Lynn L. Elsenhans, dated April 29, 2012

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